Exhibit 99.1

Discover Financial Services Commences Exchange Offers

for Outstanding Senior Notes Due 2019 and 2017 from Eligible Holders

RIVERWOODS, Ill., April 9, 2012 (BUSINESS WIRE) — Discover Financial Services (the “Company”) (NYSE:DFS - News) announced today the commencement of private offers to exchange its outstanding notes as set forth in the table below (collectively, the “Old Notes”) for new Senior Notes due 2022 (the “New Notes”) and cash (the “Exchange Offers”).

The Exchange Offers are being conducted by the Company upon the terms and subject to the conditions set forth in a confidential offering memorandum, dated April 9, 2012, and related letter of transmittal. The Exchange Offers are only extended, and copies of the offering documents will only be made available, to a holder of Old Notes that has certified its status as (1) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (2) (A) a person who is not a “U.S. person” as defined in Regulation S under the Securities Act and (B) if resident and/or located in any Member State of the European Economic Area which has implemented provisions of the Directive 2003/71/EC (as amended, including pursuant to Directive 2010/73/EU, the “Prospectus Directive”), a qualified investor as defined in Article 2.1(e) of the Prospectus Directive (each, an “Eligible Holder”).

The following table sets forth the Old Notes that are subject to the Exchange Offers:

CUSIP Number	Title of Security	Principal Amount Outstanding	Maximum Acceptance Limit
254709AE8	10.250% Senior Notes due 2019	$400,000,000	N/A
254709AD0 254709AB4	6.450% Senior Notes due 2017	$400,000,000	$50,000,000

Upon the terms and subject to the conditions of the Exchange Offers, the Company will make offers to Eligible Holders:

•	to exchange any and all outstanding 10.250% Senior Notes due 2019 of the Company (the “10.250% Notes”) for New Notes and cash (such offer, the “10.250% Notes Exchange Offer”) and

•

to exchange outstanding 6.450% Senior Notes due 2017 of the Company (the “6.450% Notes”) for New Notes and cash up to an aggregate principal amount equal to the lesser of (i) $50 million and (ii) the difference between $250 million and the aggregate principal amount of New Notes issued pursuant to the 10.250% Notes Exchange Offer (the “6.450% Notes Exchange Offer Cap”) (such offer, the “6.450% Notes Exchange Offer”).

The Company will only accept validly tendered 6.450% Notes if less than $250 million aggregate principal amount of New Notes are issuable pursuant to the 10.250% Notes Exchange Offer. In the event that $250 million aggregate principal amount or more of New Notes are issuable pursuant to the 10.250% Notes Exchange Offer, none of the 6.450% Notes will be accepted for exchange pursuant to the 6.450% Notes Exchange Offer. If the Company accepts any 6.450% Notes and if an aggregate principal amount of the 6.450% Notes is validly tendered and not validly withdrawn in excess of the 6.450% Notes Exchange Offer Cap, the Company will accept for exchange only an aggregate principal amount of the 6.450% Notes not to exceed the 6.450% Notes Exchange Offer Cap on a pro rata basis, as described in the confidential offering memorandum.

The Exchange Offers are subject to certain conditions, including the requirement that a minimum of $250 million aggregate principal amount of New Notes be issued in exchange for Old Notes validly tendered and not validly withdrawn.

Eligible Holders who validly tender and who do not validly withdraw their Old Notes prior to 5:00 p.m., New York City time, on April 20, 2012, subject to any extension by the Company, will receive an early exchange premium equal to $50 per $1,000 principal amount of Old Notes.

The Exchange Offers will expire at 11:59 p.m., New York City time, on May 4, 2012, unless extended or earlier terminated by the Company. Tenders of Old Notes in the Exchange Offers may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on April 20, 2012, subject to extension by the Company, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.

The New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

Documents relating to the Exchange Offers will only be distributed to holders of the Old Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the Old Notes that desire a copy of the eligibility letter may contact D.F. King & Co., Inc., the information agent for the Exchange Offers, by calling toll-free (800) 848-3416 or at (212) 269-5550 (banks and brokerage firms).

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offers are being made solely by the confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts:

Investors:

William Franklin, 224-405-1902

williamfranklin@discover.com

Media:

Jon Drummond, 224-405-1888

jondrummond@discover.com

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the Company’s forward-looking statements. Words such as “expects,” “anticipates,” believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement.